Exhibit 99.1

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FOR FURTHER INFORMATION:
AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD
Bob Ende Senior Vice President – Finance COMFORCE Corporation (516) 437-3300 bende@comforce.com	General Info: Marilynn Meek (212) 827-3773 Investor Info: Susan Garland (212) 827-3775

FOR IMMEDIATE RELEASE

August 2, 2007

COMFORCE CORPORATION ANNOUNCES
SECOND QUARTER 2007 RESULTS

•	16th consecutive quarter of improved year-over-year revenues
•	Net income increases in second quarter and first six months of 2007, compared to second quarter and first six months of 2006
•	Public debt reduced to $12.9 million

Woodbury, NY -- Aug 2, 2007 -- COMFORCE Corporation (ASE: CFS), a leading provider of outsourced staffing management services, specialty staffing and consulting services, today reported results for its second quarter ended July 1, 2007.  Revenues for the quarter increased 4.3% to $149.7 million, compared to $143.6 million for the second quarter 2006.  The increase in revenues was primarily due to the continued growth in the Human Capital Management Services segment, consisting of PRO Unlimited®, where revenues increased $8.6 million, or 10.1% over second quarter 2006.  PRO's revenues also improved sequentially over the first quarter.  At the same time, PRO recorded gross profit for the second quarter of $12.3 million compared to $10.7 million for the same quarter last year.  Staff Augmentation revenues decreased by $2.4 million, primarily due to a $2.8 million decrease in Telecom Services sales and an $827,000 decrease in Technical Services sales. This was partially offset by a $1.8 million increase in services provided to Information Technology customers.

Gross profit for the second quarter of 2007 was $23.3 million, or 15.5% of revenues, compared to $22.2 million, or 15.4% of revenues for the second quarter of 2006.

The Company recorded operating income of $4.0 million for the quarter, compared to $4.3 million for comparable quarter last year.

Interest expense was $2.0 million for the second quarter of 2007, compared to $2.5 million for the same period last year.  As previously announced on June 28, 2007, the Company redeemed $10.0 million principal amount of its 12% Senior Notes and, as a result, its public debt now stands at $12.9 million, compared to $138.8 million in June 2000.

COMFORCE reported income before income taxes of $1.9 million for the second quarter of 2007, compared to income before income taxes of $2.0 million for the second quarter of 2006.

In the second quarter of 2007, COMFORCE redeemed $10.0 million principal amount of 12%

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Senior Notes, resulting in a loss on debt extinguishment of $424,000, which is included in income before income taxes.  The Company recognized a provision for income taxes of $806,000 in the second quarter of 2007, compared to a tax provision of $962,000 for the same quarter last year.

Net income for the quarter was $1.1 million, or $0.05 per basic share and $0.03 per diluted share, compared to net income of $1.0 million, or $0.04 per basic share and $0.03 per diluted share for the second quarter of 2006.

Six Months Results

COMFORCE recorded revenues of $291.3 million for the first six months of 2007, compared to revenues of $278.6 million for the first six months of 2006, an increase of 4.6%. The Company's revenues for the first half of 2007 were favorably impacted by the continued strong performance of PRO Unlimited, where revenues increased $16.8 million over the first six months of 2006.  PRO recorded gross profit of $23.7 million for the six month period, compared to gross profit of $20.0 million for the same period last year.

The Company's gross profit for the first six months of 2007 was $45.4 million, or 15.6% of revenues, compared to a gross profit of $42.3 million, or 15.2% of revenues for the same period last year.

Operating income was $7.6 million for the first half of 2007, compared to operating income of $7.4 million for the first half of 2006.

COMFORCE recorded interest expense for the six month period of $4.0 million, compared to interest expense of $4.9 million for the first six months of 2006.

The Company reported income before income taxes of $3.4 million for the first six months of 2007, compared to income before income taxes of $2.6 million for the first six months of 2006.  In the second quarter of 2007, COMFORCE redeemed $10.0 million principal amount of 12% Senior Notes, resulting in a loss on debt extinguishment of $424,000, which is included in income before income taxes.  COMFORCE recognized a tax provision of $1.5 million for the six month period, compared to a tax provision of $1.4 million for the same period last year.

COMFORCE reported net income of $2.0 million for the first six months of 2007, or $0.09 per basic share and $0.06 per diluted share, compared to net income of $1.3 million for the first six months of 2006, or $0.04 per basic and diluted share.

Comments from Management

John Fanning, Chairman and Chief Executive Officer of COMFORCE, commented, "We are pleased to have reported improved year-over-year revenue for our second quarter, which  marked our 16th consecutive quarter of increased revenue growth. Additionally, we are pleased that the gross profit at PRO increased to $12.3 million compared to $10.7 million for the same quarter last year.

"PRO Unlimited continues to lead our sales growth having posted a 10.1% increase in revenues for the quarter.   As mentioned last quarter, PRO has implemented three major accounts this year and we expect them to continue to contribute to its sales growth during 2007.  We are also pleased that Information Technologies revenues grew $1.8 million in the second quarter and $4.6 million for the first six months of this year."  Mr. Fanning concluded, "We remain optimistic concerning our Company's prospects for the balance of 2007."

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About COMFORCE

COMFORCE Corporation is a leading provider of outsourced staffing management services that enable Fortune 1000 companies and other large employers to consolidate, automate and manage staffing, compliance and oversight processes for their contingent workforces.  We also provide specialty staffing, consulting and other outsourcing services to Fortune 1000 companies and other large employers for their healthcare support services, technical and engineering, information technology, telecommunications and other staffing needs.   We operate in three segments -- Human Capital Management Services, Staff Augmentation and Financial Outsourcing Services.  The Human Capital Management Services segment provides consulting services for managing the contingent workforce through its PRO Unlimited® subsidiary.  The Staff Augmentation segment provides healthcare support services, including RightSourcing® Vendor Management Services, Technical, Information Technology and Other Staffing Services.  The Financial Outsourcing Services segment provides funding and back office support services to independent consulting and staffing companies.

To view the Company’s web page visit www.comforce.com

We have made statements in this release, including the comments from management that are forward-looking statements such as projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business and industry. These statements are only predictions based on our current expectations and projections about future events.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee our future results, nor will we undertake any obligation to update any of these statements.  Factors which may cause our actual results to differ materially from those expressed or implied by the forward-looking statements include the following:

•
unfavorable global, national or local economic conditions that cause our customers to defer hiring contingent workers or reduce spending on the human capital management services and staffing that we provide;

•	significant increases in the effective rates of any payroll-related costs that we are unable to pass on to our customers;
•	increases in the costs of complying with the complex federal, state and foreign laws and regulations under which we operate, or our inability to comply with these laws and regulations;
•	our inability to collect fees due to the bankruptcy of our customers, including the amount of any wages we have paid to our employees for work performed for these customers;
•	our inability to keep pace with rapid changes in technology in our industry;
•
in that we place our employees in other workplaces, losses incurred by reason of our employees’ misuse of customer proprietary information, misappropriation of funds, discrimination, harassment, theft of property, accidents, torts or other claims;

•	increases in interest rates, which could significantly increase our interest expense under our bank credit facility;

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•	our inability to successfully develop new services or enhance our existing services as the markets in which we compete grow more competitive;
•	unfavorable developments in our business may result in the necessity of writing off goodwill in future periods;
•
as a result of covenants and restrictions in the documents governing our Senior Notes and bank credit facility, or any future debt instruments, our inability to use available cash in the manner management believes will maximize shareholder value; or

•
any of the other factors described under “Risk Factors” in Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2006 (a copy of which may be accessed through www.sec.gov or www.comforce.com).

-Financial Tables Follow-

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2007	June 25, 2006 [1]	July 1, 2007	June 25, 2006 [1]

Net sales of services	$149,696	$143,577	$291,299	$278,578

Costs and expenses:
Cost of services	126,442	121,424	245,896	236,264
Selling, general and administrative expenses	18,530	17,086	36,485	33,373
Depreciation and amortization	702	814	1,339	1,550

Total costs and expenses	145,674	139,324	283,720	271,187

Operating income	4,022	4,253	7,579	7,391

Other (expense) income:
Interest expense	(2,015)	(2,484)	(4,049)	(4,930)
Loss on debt extinguishment	(424)	(18)	(424)	(18)
Other income (expense), net	297	218	340	200
	(2,142)	(2,284)	(4,133)	(4,748)

Income before income taxes	1,880	1,969	3,446	2,643
Provision for income taxes	806	962	1,458	1,391
Net income	$1,074	$1,007	$1,988	$1,252

Dividends on preferred stock	251	251	502	502

Net income available to common stockholders	$823	$756	$1,486	$750

Basic income per common share	$0.05	$0.04	$0.09	$0.04

Diluted income per common share	$0.03	$0.03	$0.06	$0.04

Weighted average common shares outstanding, basic	17,386	17,335	17,384	17,285
Weighted average common shares outstanding, diluted	32,165	31,319	31,899	26,755

[1]	Revised for the adoption of SAB 108 effective December 26, 2005.

COMFORCE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
July 1, 2007 and December 31, 2006
(in thousands, except share and per share amounts)
(unaudited)

	July 1,	December 31,
Assets	2007	2006

Current assets:
Cash and cash equivalents	$1,431	3,782
Accounts receivable, less allowance of $195 in 2007 and 2006	116,698	114,079
Funding and service fees receivable, less allowance of $81 in 2007 and 2006	12,721	13,170
Prepaid expenses and other current assets	3,856	3,863
Deferred income taxes, net	837	1,500
Total current assets	135,543	136,394

Deferred income taxes, net	1,030	263
Property and equipment, net	7,217	5,376
Goodwill	32,073	32,073
Deferred financing costs, net	582	765
Other assets, net	242	267

Total assets	$176,687	175,138

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$1,631	3,281
Accrued expenses	96,144	100,768
Total current liabilities	97,775	104,049

Long-term debt (including related party debt of $1,581 in 2007 and $1,520 in 2006)	91,257	89,770
Other liabilities	1,027	34

Total liabilities	190,059	193,853

Commitments and contingencies

Stockholders’deficit:
Common stock, $.01 par value; 100,000,000 shares authorized, 17,385,550 and 17,370,551 shares issued and outstanding in 2007 and 2006, respectively	174	174
Convertible preferred stock, $.01 par value:
Series 2003A, 6,500 shares authorized, 6,148 shares issued and outstanding at July 1, 2007 and December 31, 2006, with an aggregate liquidation preference of $8,158 at July 1, 2007 and $7,928 at December 31, 2006	4,304	4,304
Series 2003B, 3,500 shares authorized, 513 shares issued and outstanding at July 1, 2007 and December 31, 2006, with an aggregate liquidation preference of $657 at July 1, 2007 and $638 at December 31, 2006	513	513
Series 2004A, 15,000 shares authorized, 6,737 shares issued and outstanding at July 1, 2007 and December 31, 2006, with an aggregate liquidation preference of $8,031 at July 1, 2007 and $7,778 at December 31, 2006	10,264	10,264
Additional paid-in capital	48,339	48,190
Accumulated other comprehensive income	(107)	55
Accumulated deficit	(76,859)	(82,215)

Total stockholders’ deficit	(13,372)	(18,715)

Total liabilities and stockholders’ deficit	$176,687	175,138

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